EXHIBIT 11
COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                       ASSUMING FULL DILUTION
                                 Thirteen Weeks Ended  Thirty-Nine Weeks Ended

                                   July 26,   July 27,    July 26,   July 27,
                                      1997      1996        1997       1996
                                         (Restated)            (Restated)
                (In thousands, except per share amounts)



AVERAGE SHARES OUTSTANDING
1  Average shares outstanding             10,754    10,754    10,754    10,754
2  Net additional shares outstanding
     assuming exercise of stock options      -         -         -         -
3  Average number of common shares
      outstanding                          10,754    10,754    10,754    10,754

EARNINGS (LOSSES)

4  Loss from continuing
                operations                $(1,968)  $(1,321)  $(3,981)  $(6,138)

5  Net loss                               $(1,968)  $(1,286)  $(3,981)  $(5,950)

PER SHARE AMOUNTS

    Loss from continuing
     operations (line 4 / line 3)         $ (.18)   $  (.12)  $  (.37)  $  (.57)
Net loss
                (line 5 / line 3)         $  (.18)  $  (.12)  $  (.37)  $  (.55)



NOTE 1 - In all years, earnings per share was calculated using the treasury stock method.